Colella
       Venture
        Partners LLP


October 25, 2003
Good Buddy's Coffee Express, Inc.
7 Richmond Lane
Blythewood, SC 29016

Dear Scott,

	I wanted to thank you for the effort you put forward in your business
plan and the tour of the sites you offered me.    The current market trends
in your area are vastly different than those in the west coast. We were pleasantly surprised to have discovered this. My partners and I feel that a significant opportunity exists to grow the specialty coffee business and would like to discuss further how we may implement a strategy that will work.

	As with any relationship we want to establish our working directives upfront and submit them to you before we require a commitment from you. First and foremost we will take an active role in the operations and systems development for Good Buddy's Coffee Express (GBCE). As we discussed we will require 25% of your registered shares be transferred to us and we will have an equal representation on the board. Secondly we will establish a tiered approach towards the disbursement of funds. We are looking to make a total investment of $50,000, in $10,000 increments to be utilized at our mutual discretion. The first seed round will be to procure the necessary leases and equipment. The second round will be utilized to establish the proper systems product management and needed equipment The details of the following rounds will be discussed with a successful execution of the first two.

        If these terms and basic structure seem acceptable to you we will look forward to establishing a project execution plan and moving forward. As always we wish you the best and look forward to working with you in this endeavor.


/s/ Mark Colella
-------------------
Mark Colella
Managing Partner